NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
aaustin@corelogic.com	danlsmith@corelogic.com

CORELOGIC REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

•	Third quarter results exceed expectations on higher refinancing volumes and cost actions.

•	Company to exit five non-core businesses.

•	Annualized cost reduction targets increased to $80 - $100 million.

•	Full-year 2011 guidance increased to $290 - $300 million in adjusted EBITDA and $0.75 - $0.80 in adjusted EPS.

Santa Ana, Calif., November 2, 2011 - CoreLogic (NYSE:CLGX), a leading provider of consumer, financial and property information, analytics and services, today reported financial results for the quarter ended September 30, 2011.

Anand Nallathambi, President and Chief Executive Officer, commented on the quarter, “During the third quarter, we took aggressive actions to sharpen our focus on our core businesses and better position CoreLogic to capitalize on our competitive strengths in the data and analytics and core mortgage origination services areas. These core businesses benefit from their leading market presence, unique data assets, intellectual property and world-class domain expertise.”

Nallathambi continued, “With a more focused set of businesses and an aggressive cost reduction plan, we believe CoreLogic is positioned for stronger financial results in 2012 and beyond with less dependency on improvement in the mortgage market. Going forward, we believe CoreLogic shareholders will benefit from balanced revenue growth and enhanced margin profiles across our core businesses.”

Frank Martell, Chief Financial Officer, commented on the increased cost reduction targets, “We believe the actions taken this quarter, along with our continuing program of aggressive cost reductions and productivity improvements, will allow CoreLogic to reach its goal of 30% adjusted EBITDA margins through 2013. As a result of accelerated progress on our cost reduction plans and stronger mortgage refinancing activity in the second half of 2011, we are increasing our full-year 2011 guidance to $290 - $300 million in adjusted EBITDA and $0.75 - $0.80 in adjusted EPS.”

In the discussion below of the business segments and of CoreLogic as a firm, certain information is presented on an adjusted basis. For more information about the Company's adjusted results, as well as other non-GAAP financial measures used by management, please see the Company's quarterly financial supplement on the CoreLogic investor website and discussion on the Use of Non-GAAP Financial Measures found on page 4 of this release.

Third Quarter Financial Highlights (continuing operations)

•
Revenues, equity in earnings of affiliates and income from continuing operations were positively impacted by higher-than-anticipated mortgage loan refinancing volumes, cost reduction initiatives and the acquisitions of RP Data Limited and Dorado Network Systems.

•
Revenues increased 5.5% year-over-year to $348.4 million, driven by a 14.5% jump in Data and Analytics segment revenues which reflected the acquisition of RP Data in the second quarter of 2011 as well as higher project-related revenues. Business and Information Services segment revenues totaled $169.6 million, down 3.1% from the third quarter of 2010 reflecting an estimated 22.4% year-over-year decrease in mortgage origination volumes offset partially by the acquisition of Dorado Network Systems.

•
Third quarter pretax income from continuing operations totaled $9.3 million. Compared to the third quarter of 2010, pretax income from continuing operations was down $31.0 million due mainly to higher expenses including depreciation and amortization ($11.3 million), interest expense ($6.3 million), investments in improving operating efficiency ($10.1 million), and other one-time charges ($8.1 million); which together more than offset the impact of higher revenues. Third quarter net loss of $107.2 million was primarily due to the pre-tax write-down of goodwill and intangibles of $139.5 million related to the exit of the LeadClick business and other charges attributable to discontinued operations.

•
Total adjusted EBITDA for the third quarter was $85.4 million (23.6% of adjusted revenues), a decline of 12.1% from the same prior year period. This decline was primarily attributable to the impact of lower mortgage originations.

•
Adjusted EBITDA for the Data & Analytics segment totaled $54.9 million in the third quarter, up 5.4% from the third quarter of 2010, reflecting the acquisition of RP Data. Adjusted EBITDA margin for the third quarter was 29.4%, down from 31.5% in the third quarter of 2010 reflecting a greater proportion of advisory project revenue, costs incurred as a result of new product development initiatives and increased external cost of consumer credit data.

•
Adjusted EBITDA for the Business and Information Services segment totaled $44.3 million, down 24.3% from the prior year due principally to lower equity earnings in the Company's affiliates, softness in default services and lower flood certification volumes. Adjusted EBITDA margin for the third quarter was 24.5% versus 30.3% in the third quarter of 2010.

•	Loss from continuing operations per diluted share was $0.03 for the third quarter.

Liquidity and Capital Resources

•
At September 30, 2011, CoreLogic had cash of $138.7 million. During the third quarter, the Company acquired Tarasoft Corporation, a leading provider of Multiple Listing Service systems software to the real estate industry for $30.3 million and also retired a pension-related note of approximately $17.0 million.

•
Total debt as of September 30, 2011, was $911.1 million, down $28.0 million from June 30, 2011, with available capacity on the Company's credit facility of approximately $501.7 million. Trailing twelve-month debt-to-adjusted EBITDA ratio as of September 30, 2011 was 2.85x.

•	Going forward, the Company will consider the repurchase of common shares and retirement of outstanding debt on an opportunistic basis.

•	At November 2, 2011 there were approximately 106.5 million shares of common stock outstanding.

Non-Core Businesses Exited

•	During the third quarter, Corelogic determined that five business units would be exited in order to increase the focus of the Company's core operations and to improve overall profitability.

•
Businesses designated as held-for-sale and reported as discontinued operations include Appraisal Management Services, American Driving Records, Inc., CompuNet Credit Services, and Consumer Credit Monitoring Services. As previously announced, LeadClick (Marketing Services) was closed during September 2011.

•
For the third quarter of 2011, revenues for these five businesses totaled $58.6 million and adjusted EBITDA aggregated a negative $15.6 million, of which $10.7 million was attributable to shut down costs associated with LeadClick.

Cost Reduction Program Expanded

•
The Company increased its estimated annualized costs savings target to $80 - $100 million. These savings measures, implemented over the course of 2011 and 2012, include information technology, corporate overhead, real estate and procurement cost reductions as well as the results of enhanced productivity in the individual business units.

•
During the third quarter, the Company reduced its U.S.-based workforce approximately 6% and completed the sale of its captive offshoring platform to Cognizant. The Company expects to further reduce its U.S. workforce by approximately 5% during the fourth quarter.

Increased Full Year 2011 Guidance (continuing operations)

•
Company increased 2011 guidance to $290 - $300 million in adjusted EBITDA and $0.75 - $0.80 in adjusted EPS. This positive revision reflects the impact of stronger-than-anticipated mortgage refinancing volumes and accelerated cost savings initiatives.

•
2011 adjusted revenues from continuing operations are expected to total $1,350 - $1,370 million reflecting the impact of exiting the five businesses discussed previously partially offset by higher mortgage refinancing volumes.

Strategic Alternatives Review

•
As previously announced on August 29, 2011, CoreLogic's Board of Directors has created a committee of independent directors to explore a wide range of options aimed at enhancing shareholder value. This review is currently ongoing.

Teleconference/Webcast
The CoreLogic management team will host a live webcast and conference call on Thursday, November 3, 2011, at 8:00 a.m. Pacific time (11:00 a.m. Eastern time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. The discussion is also available through dial-in number 1-866-713-8564 for U.S./Canada participants or 617-597-5312 for international participants using Conference ID 48074633.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 45643298.

Additional detail on the Company's third quarter financial results is included in the quarterly financial supplement,

available on the Investor Relations page at http://investor.corelogic.com.

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The Company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built one of the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The Company, headquartered in Santa Ana, Calif., has more than 5,000 employees globally. For more information visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and earnings growth, future margin improvement and future adjusted EBITDA and EPS performance, estimated future cost savings and the impact thereof; mortgage market trends; and anticipated workforce reductions. Risk and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our Quarterly Reports on Form 10-Q, including but not limited to: limitations on access to data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data which may, among other things, limit the manner in which we conduct business with our customers; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer credit industry, including the continued decline in mortgage applications, declines in the level of loans seriously delinquent and continued delays in the default cycle, the state of the securitization market, increased unemployment, and conditions in the economy generally; risks related to our international operations and the outsourcing of various business process and information technology services to third parties, including potential disruptions to services and customers and inability to achieve cost savings; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures
This press release contains certain financial measures that are not presented in accordance with Generally Accepted Accounting Principles (GAAP), including adjusted revenue which includes equity in earnings of affiliates; adjusted EBITDA, adjusted EBITDA margin and adjusted pretax margin which is adjusted to exclude historical corporate expense of the spun-off businesses, net realized investment gains/losses, employee separation costs, and other adjustments. Although these exclusions represent actual losses or expenses to the Company, they may mask the periodic income and financial and operating trends associated with the Company's business. To compensate for the inherent limitations of these non-GAAP measures, the Company uses them in conjunction with the corresponding GAAP measures.

The Company is presenting these non-GAAP financial measures because the Company believes that they provide the Company's management and investors with additional insight into the operational performance of the Company relative to earlier periods. The Company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this press release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

(Additional Financial Data Follows)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2011	2010	2011	2010
Operating revenues	$348,446	$330,146	$993,149	$964,910
External cost of revenues	78,178	76,543	211,457	214,713
Salaries and benefits	131,523	133,812	414,545	406,097
Other operating expenses	76,061	50,604	209,739	191,418
Depreciation and amortization	34,844	23,495	84,160	72,198
Total operating expenses	320,606	284,454	919,901	884,426
Income from continuing operations	27,840	45,692	73,248	80,484
Interest income/(expense), net:
Interest income	817	1,541	4,005	2,829
Interest expense	(15,236)	(8,956)	(47,783)	(25,325)
Total interest expense, net	(14,419)	(7,415)	(43,778)	(22,496)
(Loss)/gain on investment and other income	(4,118)	2,072	86,783	(659)
Income from continuing operations before equity in earnings of affiliates and income taxes	9,303	40,349	116,253	57,329
Provision/(benefit) for income taxes	20,535	(5,580)	76,829	4,193
(Loss)/income from continuing operations before equity in earnings of affiliates	(11,232)	45,929	39,424	53,136
Equity in earnings of affiliates, net of tax	8,340	13,507	20,393	29,593
(Loss)/income from continuing operations	(2,892)	59,436	59,817	82,729
Loss from discontinued operations, net of tax	(104,220)	(142,479)	(111,125)	(93,688)
Net loss	(107,112)	(83,043)	(51,308)	(10,959)
Less: Net income attributable to noncontrolling interests	78	10,372	1,142	28,629
Net loss attributable to Corelogic	$(107,190)	$(93,415)	$(52,450)	$(39,588)
Amounts attributable to Corelogic stockholders:
(Loss)/income from continuing operations	$(2,970)	$49,064	$58,675	$54,100
Loss from discontinued operations, net of tax	(104,220)	(142,479)	(111,125)	(93,688)
Net loss	$(107,190)	$(93,415)	$(52,450)	$(39,588)
Basic (loss)/income per share:
(Loss)/income from continuing operations attributable to Corelogic stockholders	$(0.03)	$0.42	$0.53	$0.49
Loss from discontinued operations attributable to Corelogic stockholders, net of tax	(0.98)	(1.22)	(1.01)	(0.85)
Net loss attributable to Corelogic	$(1.01)	$(0.80)	$(0.48)	$(0.36)
Diluted (loss)/income per share:
(Loss)/income from continuing operations attributable to Corelogic stockholders	$(0.03)	$0.42	$0.53	$0.49
Loss from discontinued operations attributable to Corelogic stockholders, net of tax	(0.98)	(1.22)	(1.01)	(0.85)
Net (loss)/income attributable to Corelogic	$(1.01)	$(0.80)	$(0.48)	$(0.36)
Weighted-average common shares outstanding:
Basic	106,414	116,991	109,993	109,800
Diluted	106,414	117,829	110,591	110,669

CORELOGIC, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except per share value)	September 30,	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$138,668	$426,212
Marketable securities	34,970	75,221
Accounts receivable (less allowance for doubtful accounts of $15,437 and $12,314 in 2011 and 2010, respectively)	215,205	176,413
Prepaid expenses and other current assets	54,715	42,793
Income tax receivable	61,510	30,587
Deferred tax asset, current	28,157	13,150
Due from FAFC, net	581	—
Assets of discontinued operations	76,111	262,275
Total current assets	609,917	1,026,651
Property and equipment, net	231,294	197,426
Goodwill, net	1,468,663	1,289,888
Other identifiable intangible assets, net	170,408	109,850
Capitalized data and database costs, net	298,887	211,331
Investment in affiliates	143,850	165,709
Deferred income tax assets, long-term	28,361	33,548
Restricted cash	20,924	21,095
Other assets	149,800	180,882
Total assets	$3,122,104	$3,236,380
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$151,763	$123,936
Accrued salaries and benefits	60,629	76,212
Income taxes payable	4,288	—
Deferred revenue, current	200,505	186,031
Mandatorily redeemable noncontrolling interests	—	72,000
Current portion of long-term debt	62,482	233,452
Due to FAFC, net	—	18,097
Liabilities of discontinued operations	42,505	40,162
Total current liabilities	522,172	749,890
Long-term debt, net of current	848,616	487,437
Deferred revenue, net of current	335,322	350,827
Deferred income tax liabilities, long term	10,279	—
Other liabilities	136,908	101,531
Total liabilities	1,853,297	1,689,685

Equity:
CoreLogic, Inc.'s (Corelogic) stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 106,481 and 115,499 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	1	1
Additional paid-in capital	1,052,587	1,229,806
Retained earnings	246,140	298,590
Accumulated other comprehensive (loss)/income	(32,384)	15,943
Total Corelogic's stockholders' equity	1,266,344	1,544,340
Noncontrolling interests	2,463	2,355
Total equity	1,268,807	1,546,695
Total liabilities and equity	$3,122,104	$3,236,380

RECONCILIATION OF AS REPORTED TO AS ADJUSTED FINANCIAL RESULTS FOR CONSOLIDATED CORELOGIC, INC.

	For the Three Months Ended September 30, 2011
(in thousands)	As Reported	Equity in Earnings	Severance	Efficiency Investments	Asset Impairments	Spin Costs	As Adjusted
Revenue
Data & Analytics	$184,509	$2,089	$—	$—	$—	$—	$186,598
Business and Information Services	169,587	11,639	—	—	—	—	181,226
Corporate	(5,650)	175	—	—	—	—	(5,475)
CoreLogic	$348,446	$13,903	$—	$—	$—	$—	$362,349

Pretax Income
Data & Analytics	$27,928	$2,089	$125	$—	$6,463	$—	$36,605
Business and Information Services	25,276	11,639	1,243	—	502	—	38,660
Corporate	(43,901)	175	338	10,052	(600)	—	(33,936)
CoreLogic	$9,303	$13,903	$1,706	$10,052	$6,365	$—	$41,329

EBITDA
Data & Analytics	$53,665	$—	$125	$—	$1,152	$—	$54,942
Business and Information Services	43,096	—	1,243	—	—	—	44,339
Corporate	(24,290)	—	338	10,052	—	—	(13,900)
CoreLogic	$72,471	$—	$1,706	$10,052	$1,152	$—	$85,381

	For the Three Months Ended September 30, 2010
(in thousands)	As Reported	Equity in Earnings	Severance	Efficiency Investments	Asset Impairments	Spin Costs	As Adjusted
Revenue
Data & Analytics	$161,185	$4,067	$—	$—	$—	$—	$165,252
Business and Information Services	174,955	18,304	—	—	—	—	193,259
Corporate	(5,994)	89	—	—	—	—	(5,905)
CoreLogic	$330,146	$22,460	$—	$—	$—	$—	$352,606

Pretax Income
Data & Analytics	$34,884	$4,067	$218	$—	$—	$—	$39,169
Business and Information Services	34,434	18,304	1,100	—	—	—	53,838
Corporate	(28,969)	89	433	—	—	1,697	(26,750)
CoreLogic	$40,349	$22,460	$1,751	$—	$—	$1,697	$66,257

EBITDA
Data & Analytics	$51,910	$—	$218	$—	$—	$—	$52,128
Business and Information Services	57,469	—	1,100	—	—	—	58,569
Corporate	(15,662)	—	433	—	—	1,697	(13,532)
CoreLogic	$93,717	$—	$1,751	$—	$—	$1,697	$97,165

RECONCILIATION OF AS REPORTED TO AS ADJUSTED FINANCIAL RESULTS FOR CONSOLIDATED CORELOGIC, INC.

(Unaudited, in thousands)	3Q11	3Q10
Net income	$(107,190)	$(93,415)
Less: Discontinued operations, net of tax	(104,220)	(142,479)
Plus: Noncontrolling interests	78	10,372
Income tax provision, includes income tax provision
associated with equity in earnings of affiliates.	26,098	3,373
Interest expense, net	14,419	7,415
Depreciation & amortization	34,844	23,495
Other significant adjustments	12,912	3,446
Adjusted EBITDA	$85,381	$97,165

RECONCILIATION OF AS REPORTED TO AS ADJUSTED FINANCIAL RESULTS FOR TOTAL DISCONTIUED OPERATIONS

(Unaudited, in thousands)	3Q11
Loss from discontinued operations before income taxes	$(168,968)
Plus: Impairment charges	123,348
Depreciation & amortization	30,005
Interest expense, net	40
Adjusted EBITDA from discontinued operations	$(15,575)

SIGNIFICANT ADJUSTMENTS BETWEEN GAAP & AS-ADJUSTED RESULTS

($ in Thousands)	September 30, 2011	Description

Revenue
Re-class of Equity in Earnings of Affiliates	$13,903	Reflects GAAP equity in earnings of affiliates before tax as a component of adjusted revenue
Expenses
Salaries and benefits	1,706	Restructuring-related severance and retention expenses
Professional, legal and litigation	10,052	Expenses related to announced one-time efficiency investments
Amortization & other	5,544	Software and intangibles impairment
Gain/(Loss) on Investment and Other Income
Investment losses	821	Investment impairment
Total impact to pretax income	$32,026